Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS IN DISCUSSIONS TO ACQUIRE
ALTA HEALTHCARE SYSTEM, INC.

Culver City, CA — June 18, 2007 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 250,000 HMO enrollees in Southern California, today identified Alta Healthcare System, Inc. (“Alta”) as the company with which it is conducting substantive acquisition discussions.  As disclosed by Prospect on June 11, 2007, Alta is a private, for-profit hospital management company that owns and operates four community-based hospitals serving densely populated areas of greater Los Angeles.

The acquisition of Alta is subject to, among other things, the signing of a definitive agreement, finalizing the financing for the transaction, obtaining regulatory and other consents, and other customary closing conditions. No additional information is being provided at this time.

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  The Company, through its Independent Physician Associations (“IPAs”), contracts with health care professionals to provide a full range of services to HMO enrollees.  Prospect has historically not acquired bricks and mortar, but rather the medical management of the lives serviced by the acquired IPAs. Services provided by Prospect include contract negotiations, physician recruiting and credentialing, HR, claims administration, financial services, provider relations, case management, quality assurance, data collection and MIS.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10-K filed on December 28, 2006 and Form 10-Q filed on May 15, 2007.   Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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